Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2017 FIRST QUARTER RESULTS

•	Ethernet revenue was 12.1% of total revenue in the quarter as circuits increased 7.8% year-over-year

•	Revenue of $201.9 million for the quarter

•	Net loss of $23.9 million for the quarter

•	Adjusted EBITDA[1] of $63.4 million for the quarter

•	Net cash provided by operating activities of $28.2 million for the quarter

•	Unlevered Free Cash Flow[1] of $36.7 million for the quarter

•	State and federal regulatory applications related to the proposed merger with Consolidated have been filed; regulatory approval processes are progressing

Charlotte, N.C. (May 4, 2017) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the first quarter ended March 31, 2017.

"Our first quarter results represent a solid start to the year and are broadly in line with our expectations," said Paul H. Sunu, Chief Executive Officer. "I am particularly pleased with first quarter revenue trends in what is typically a seasonally slow quarter, the continued expense discipline evidenced in our results and the cash flow generated by the business."
"I am proud of our team as our steady operational performance shows they remain focused on executing our strategy as we work to close the pending merger with Consolidated," Sunu continued. "We are actively engaged in integration planning to deliver a seamless transition for customers, capitalize on the benefits of the combined company and ensure our revenue transformation momentum continues. We continue to target a mid-2017 closing of the transaction."
Operating Highlights

A focus on customer service combined with strategic investments in the network continued during the quarter, which strengthened service reliability and helped solidify the Company’s competitive position.

The Company is focused on driving growth revenue2 as a critical component of its continued revenue transformation. In the first quarter of 2017, the Company generated growth revenue of $66.7 million or 33.0% of total revenue, which increased from 29.7% of total revenue in the first quarter of 2016.

In the first quarter of 2017, Ethernet services revenue was $24.5 million, as Ethernet circuits grew 7.8% year-over-year. Growth in the Company's Ethernet products is expected based on demand from customers such as regional banks, healthcare networks and wireless carriers, although the commoditization of Ethernet services will continue to pressure average revenue per unit over time.

For the remainder of 2017, the Company expects to add more than 200 additional fiber-to-the-tower Ethernet connections bringing the total count to more than 2,100 tower Ethernet circuits. Twenty five additional circuits were completed in the first quarter of 2017.

As of March 31, 2017, FairPoint had 2,471 employees, a decrease of 233 employees versus a year ago.

Proposed Merger with Consolidated Communications Holdings, Inc.

On December 3, 2016, Consolidated Communications Holdings, Inc. ("Consolidated") and FairPoint entered into an Agreement and Plan of Merger, pursuant to which Consolidated has agreed to acquire FairPoint (the "Merger"). Since the announcement of the Merger on December 5, 2016, both companies have engaged in work required to consummate the Merger. Applications with all necessary federal and state regulatory authorities have been filed and the Company has received early termination related to Hart-Scott-Rodino and has completed, where required, pre-close regulatory approval and notification processes in 11 of its 17 operating states. Both the Company and Consolidated's stockholders provided required approvals for the Merger on March 28, 2017.

Integration planning is underway with a targeted mid-2017 closing of the transaction. Additional details of the planned merger can be found at www.fairpoint.com/investors.

The Company incurred $1.2 million of transaction expenses related to the Merger during the first quarter of 2017.

Financial Highlights

First Quarter 2017 as compared to Fourth Quarter 2016

Revenue decreased $2.0 million during the first quarter of 2017 to $201.9 million.

The following strategic revenue categorization2 is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products.

•
Growth revenue decreased $0.3 million primarily due to the impact of the renewal of certain expiring long-term Ethernet contracts, partially offset by growth in Ethernet circuits. Broadband revenue and hosted and advanced services revenue were relatively flat compared to the fourth quarter.

•	Convertible revenue[2] decreased $1.3 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue[2] was down $2.3 million resulting from the decline in residential voice revenue due to fewer lines in service and slightly lower legacy switched access revenue.

•
Regulatory funding revenue[2] increased $2.2 million primarily due to the successful resolution of a dispute regarding the NECA calculation of CAF/intercarrier compensation ("ICC") for local switching support ("LSS") revenue. In the first quarter of 2017, the Company recorded $2.0 million of non-recurring revenue related to previous periods.

•
Miscellaneous revenue[2] decreased $0.3 million primarily due to revenue assurance activities that did not recur at the same level in the first quarter partially offset by higher revenue from special purpose construction projects.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue decreased $2.6 million primarily due to fewer lines in service combined with lower long distance usage.

•
Access revenue decreased $1.9 million due to the continued loss and conversion of legacy transport circuits to fiber-based Ethernet services and lower wholesale Ethernet revenue due to the timing of the renewal of certain expiring long-term Ethernet contracts, partially offset by growth in wholesale Ethernet circuits.

•	Data and Internet services revenue was relatively flat compared to the fourth quarter.

•
Regulatory funding revenue[2] increased $2.2 million primarily due to the successful resolution of a dispute regarding the NECA calculation of CAF/ICC for LSS revenue. In the first quarter of 2017, the Company recorded $2.0 million of non-recurring revenue related to previous periods.

•	Other services revenue increased $0.3 million primarily due to higher revenue from special purpose construction projects compared to the fourth quarter.

Operating expenses, excluding depreciation and amortization, increased $43.6 million to $150.8 million in the first quarter of 2017 compared to $107.2 million in the fourth quarter of 2016. The increase was primarily due to the $42.7 million increase in other post-employment benefits ("OPEB") expense as the amortization of the benefit from the elimination of post-employment health benefits for active represented employees was completed in the fourth quarter of 2016. In addition, higher employee expenses from higher compensated absences expense and higher operating taxes were partially offset by lower Merger related expenses, lower severance and lower bad debt expense compared to the fourth quarter of 2016. The expense for compensated absences for certain employees is accrued in the first quarter and released as paid time off is incurred.

Adjusted Operating Expenses1 were $138.6 million in the first quarter of 2017 compared to $139.0 million in the fourth quarter of 2016. The decrease was primarily due to lower employee expenses from a lower bonus accrual, lower benefits and lower overtime, as well as lower access expenses, partially offset by higher operating taxes. Operating taxes were $1.2 million lower in the fourth quarter of 2016 primarily due to the settlement of certain property tax disputes.

Net loss of $23.9 million in the first quarter of 2017 compared to net income of $16.0 million in the fourth quarter of 2016. The change was primarily due to higher OPEB expense and lower revenue partially offset by lower income tax expense. The effective tax rate for the first quarter of 2017 was reduced to zero primarily due to an increase in the valuation allowance which fully offset the tax benefit on the pre-tax net loss. We do not expect this GAAP treatment to impact our ability to use our gross federal net operating loss carryforwards in the future.

Adjusted EBITDA decreased $1.5 million to $63.4 million in the first quarter of 2017 compared to $64.9 million in the fourth quarter of 2016. The decrease was driven by lower revenue partially offset by lower Adjusted Operating Expenses.

Capital expenditures were $22.1 million in the first quarter of 2017 compared to $34.1 million in the fourth quarter of 2016. The decrease was primarily due to the timing of planned capital projects intended to take advantage of more temperate weather in many of our service territories in the second, third and fourth quarters and specifically several broadband-related projects planned in 2017 in northern Maine.

Cash was $38.7 million as of March 31, 2017 compared to $34.9 million as of December 31, 2016. The increase is due to cash generated by the business in addition to favorable changes in our working capital partially offset by the scheduled semi-annual interest payment towards the Company's senior notes and payment of employee bonuses in the first quarter. Total gross debt outstanding was $914.4 million as of March 31, 2017, after the regularly scheduled principal payment of $1.6 million on the term loan made during the first quarter of 2017, as compared to $916.0 million as of December 31, 2016. The Company's $75.0 million revolving credit facility was undrawn, with $61.1 million available for borrowing after applying $13.9 million of outstanding letters of credit.

Net cash provided by operating activities was $28.2 million in the first quarter of 2016 compared to $37.8 million in the fourth quarter of 2016. The decrease was primarily due to the semi-annual interest payment on the Company's senior notes made during the first quarter partially offset by lower operating expenses, including Merger related expenses, as well as lower cash pension contributions and OPEB payments compared to the fourth quarter of 2016.

Unlevered Free Cash Flow was $36.7 million in the first quarter of 2017 compared to $25.0 million in the fourth quarter of 2016. Unlevered Free Cash Flow was higher in the first quarter of 2017 primarily due to lower capital expenditures and lower pension contributions partially offset by lower Adjusted EBITDA.

First Quarter 2017 as compared to First Quarter 2016

Revenue was $201.9 million in the first quarter of 2017 compared to $206.8 million a year earlier.

Strategic revenue categorization:

•
Growth revenue increased by $5.3 million as we experienced growth in broadband revenue as speed upgrades and rate increases helped offset a decline in broadband subscribers. In addition, hosted and advanced services revenue increased due to the inclusion of revenue from CTI[3] and Ethernet revenue increased as circuit growth more than offset the impact of the renewal of certain expiring long-term Ethernet contracts compared to the prior year.

•	Convertible revenue decreased by $5.5 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue decreased by $6.9 million resulting from a decline in residential voice revenue due to fewer lines in service and lower legacy switched access revenue versus a year ago.

•
Regulatory funding revenue increased by $1.6 million primarily due to the successful resolution of a dispute regarding the NECA calculation of CAF/ICC for LSS revenue. In the first quarter of 2017, the Company recorded $2.0 million of non-recurring revenue related to previous periods. These items were partially offset by the annual August step-down of CAF Phase II transitional revenue.

•	Miscellaneous revenue increased $0.6 million due to higher special purpose construction projects and higher late payment fees compared to the prior year.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue declined by $7.0 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•	Access revenue declined by $5.6 million due to the continued loss and conversion of legacy transport circuits to Ethernet services.

•
Data and Internet services revenue increased by $4.6 million as speed upgrades and rate increases on broadband products helped offset a decline in broadband subscribers as well as growth in retail Ethernet revenue compared to the prior year.

•
Regulatory funding revenue increased by $1.6 million primarily due to the successful resolution of a dispute regarding the NECA calculation of CAF/ICC for LSS revenue. In the first quarter of 2017, the Company recorded $2.0 million of non-recurring revenue related to previous periods. These items were partially offset by the annual August step-down of CAF Phase II transitional revenue.

•	Other services revenue increased by $1.6 million primarily due to the inclusion of revenue from CTI, higher special purpose construction projects and higher late payment fees.

Operating expenses, excluding depreciation and amortization, increased $48.7 million to $150.8 million in the first quarter of 2017 compared to $102.1 million in the first quarter of 2016. The increase is primarily due to the $56.1 million increase in OPEB expense as the amortization of the benefit from the elimination of post-employment health benefits for active represented employees was completed in the fourth quarter of 2016. Other contributing factors included higher Merger related expenses and higher bad debt expense, which were partially offset by lower employee expenses from lower salary, benefits, bonus accrual and severance costs. Bad debt expense in the first quarter of 2016 included nonrecurring write-off recoveries.

Adjusted Operating Expenses were $138.6 million in the first quarter of 2017 compared to $144.9 million in the first quarter of 2016. The decrease was primarily the result of lower employee costs due to lower headcount as well as lower access expense partially offset by higher bad debt expense.

Net loss of $23.9 million in the first quarter of 2017 compared to net income of $18.6 million in the first quarter of 2016. The change was primarily due to higher operating expenses and lower revenue partially offset by lower income tax expense.

Adjusted EBITDA was $63.4 million in the first quarter of 2017 compared to $62.0 million a year earlier. The increase is due to Adjusted Operating Expense savings partially offset by lower revenue.

Capital expenditures were $22.1 million in the first quarter of 2017 compared to $25.9 million a year earlier.

Net cash provided by operating activities was $28.2 million in the first quarter of 2017 compared to $24.4 million in the first quarter of 2016. The increase was primarily due to lower operating expenses partially offset by higher pension contributions, higher Merger related expenses and lower revenue in 2017 compared to the same period in 2016.

Unlevered Free Cash Flow of $36.7 million in the first quarter of 2017 increased $2.0 million compared to $34.7 million in the first quarter of 2016. The increase was due to lower capital expenditures and higher Adjusted EBITDA partially offset by higher pension contributions.
_________________
1 Unlevered Free Cash Flow, Adjusted EBITDA and Adjusted Operating Expenses are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income/(loss) are contained under "Use of Non-GAAP Financial Measures" and in the attachments to this press release.
2 Additional information and definitions for regulatory funding revenue and strategic revenue categorization and its components are contained in the attachments to this press release.
3 The Company acquired Communication Technologies, Inc. ("CTI") in July 2016.

2017 Guidance on a Full Year, Standalone Basis

For full year 2017, the Company expects to generate $105 million to $115 million of Unlevered Free Cash Flow. In addition, Adjusted EBITDA is expected to be $245 million to $250 million, annual capital expenditures are expected to be $110 million to $115 million and aggregate annual cash pension contributions and cash OPEB payments are expected to be approximately $24 million for full year 2017.

The Company is not able to provide a reconciliation of its forward-looking non-GAAP financial measures to GAAP measures because the Company does not forecast certain items used to prepare net income/(loss) in accordance with GAAP.

Adoption of ASU 2016-09

In March 2016, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment award transactions, including, but not limited to: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The Company adopted this pronouncement effective January 1, 2017 and recorded a cumulative-effect adjustment to retained earnings of $0.1 million as the result of the change in accounting policy to recognize forfeitures as they occur. In addition, the Company reclassified "Repurchases of common stock to satisfy tax withholding obligations" from net cash provided by operating activities to net cash used in financing activities for all periods presented herein to be consistent with current period presentation. The deferred tax asset for NOL carryforwards from share-based compensation resulting from the adoption of this pronouncement was fully offset by a corresponding valuation allowance and resulted in no adjustment for income taxes.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the year ended March 31, 2017 (the "Form 10-Q), which will be filed with the Securities and Exchange Commission ("SEC") no later than May 10, 2017. The Company's results for the quarter ended March 31, 2017 are subject to the completion of the Form 10-Q.

Conference Call Information

FairPoint will not host an investor call with respect to the financial results due to the pending Merger with Consolidated.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Unlevered Free Cash Flow and Adjusted Operating Expenses and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance, Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements and Adjusted Operating Expenses may be useful to investors in understanding period-to-period operating performance. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and Adjusted Operating Expenses and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net income/(loss) is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 22,000 route miles of fiber, including approximately 18,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated and FairPoint, both separately and as a combined entity. There are a number of risks, uncertainties, and conditions that may cause the actual results of Consolidated and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by Consolidated, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of Consolidated and realization of the synergies from the integration, as well as a number of factors related to the respective businesses of Consolidated and FairPoint, including economic and financial market conditions generally and economic conditions in Consolidated’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and Consolidated’s ability to repay or refinance it or incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on its common stock; restrictions contained in Consolidated’s debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger or the acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the joint proxy statement of Consolidated and FairPoint, which also constitutes a prospectus of Consolidated, filed by Consolidated with the SEC pursuant to Rule 424(b)(3) on February 24, 2017 (the "Joint Proxy Statement/Prospectus") and in Consolidated’s and FairPoint’s respective filings with the SEC, including the Annual Report on Form 10-K of Consolidated for the year ended December 31, 2016, which was filed with the SEC on March 1, 2017, under the heading “Item 1A-Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2016, which was filed with the SEC on March 6, 2017, under the heading “Item 1A-Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of Consolidated and FairPoint. Many of these circumstances are beyond the ability of Consolidated and FairPoint to control or predict. Moreover, forward-looking statements necessarily involve assumptions on the part of Consolidated and FairPoint. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on the respective behalf of Consolidated or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, each of Consolidated and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

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FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2017 and 2016
(in thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)	(as adjusted)
Assets:
Cash	$38,747	$34,924
Accounts receivable, net	60,762	62,395
Prepaid expenses	22,533	24,498
Other current assets	4,743	4,898
Total current assets	126,785	126,715
Property, plant and equipment, net	994,269	1,024,352
Intangible assets, net	73,140	75,913
Restricted cash	653	653
Other assets	3,022	3,202
Total assets	$1,197,869	$1,230,835

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	1,165	1,227
Accounts payable	29,706	27,598
Accrued interest payable	3,419	10,120
Accrued payroll and related expenses	20,009	26,187
Other accrued liabilities	50,512	47,918
Total current liabilities	111,211	119,450
Capital lease obligations	1,134	1,311
Accrued pension obligations	131,726	133,917
Accrued post-employment benefit obligations	87,411	87,629
Deferred income taxes, net	26,230	28,016
Other long-term liabilities	16,209	16,219
Long-term debt, net of current portion	897,966	898,370
Total long-term liabilities	1,160,676	1,165,462
Total liabilities	1,271,887	1,284,912
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 27,266,792 and 27,074,398 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	273	271
Additional paid-in capital	528,666	527,726
Accumulated deficit	(627,465)	(603,610)
Accumulated other comprehensive income	24,508	21,536
Total stockholders' deficit	(74,018)	(54,077)
Total liabilities and stockholders' deficit	$1,197,869	$1,230,835

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2017 and 2016
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$201,907	$206,816
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	97,806	105,039
Other post-employment benefit and pension expense/(benefit)	3,097	(53,228)
Selling, general and administrative expense	49,853	50,336
Depreciation and amortization	54,794	57,638
Total operating expenses	205,550	159,785
Income/(loss) from operations	(3,643)	47,031
Other income/(expense):
Interest expense	(20,378)	(20,610)
Other, net	163	158
Total other expense	(20,215)	(20,452)
Income/(loss) before income taxes	(23,858)	26,579
Income tax benefit/(expense)	3	(8,011)
Net income/(loss)	$(23,855)	$18,568

Weighted average shares outstanding:
Basic	26,961	26,812
Diluted	26,961	27,119

Income/(loss) per share, basic	$(0.88)	$0.69

Income/(loss) per share, diluted	$(0.88)	$0.68

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2017 and 2016
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income/(loss)	$(23,855)	$18,568
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	(78)	7,908
Provision for uncollectible revenue	731	(1,406)
Depreciation and amortization	54,794	57,638
Other post-employment benefits	(401)	(56,678)
Qualified pension	(1,082)	2,036
Stock-based compensation	1,634	2,666
Other non-cash items	1,285	1,102
Changes in assets and liabilities arising from operations:
Accounts receivable	902	(1,841)
Prepaid and other assets	2,005	(79)
Accounts payable and accrued liabilities	(1,032)	3,349
Accrued interest payable	(6,701)	(6,563)
Other assets and liabilities, net	33	(2,281)
Total adjustments	52,090	5,851
Net cash provided by operating activities	28,235	24,419
Cash flows from investing activities:
Net capital additions	(22,066)	(25,880)
Distributions from investments and proceeds from the sale of property and equipment	243	175
Net cash used in investing activities	(21,823)	(25,705)
Cash flows from financing activities:
Repayments of long-term debt	(1,600)	(1,600)
Proceeds from exercise of stock options	2	2
Repurchases of common stock to satisfy tax withholding obligations	(695)	(388)
Repayment of capital lease obligations	(296)	(224)
Net cash used in financing activities	(2,589)	(2,210)
Net change	3,823	(3,496)
Cash, beginning of period	34,924	26,560
Cash, end of period	$38,747	$23,064

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	1Q17	4Q16	3Q16	2Q16	1Q16
Summary Income Statement (in thousands):
Revenue:
Voice services	$68,878	$71,523	$74,916	$75,099	$75,903
Access	56,337	58,219	59,030	60,579	61,933
Data and Internet services	49,128	49,070	47,479	46,159	44,560
Regulatory funding (1)	14,651	12,486	12,691	13,117	13,117
Other services	12,913	12,631	13,025	11,603	11,303
Total revenue	201,907	203,929	207,141	206,557	206,816
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	150,756	107,152	74,240	89,256	102,147
Depreciation and amortization	54,794	54,642	54,918	55,105	57,638
Total operating expenses	205,550	161,794	129,158	144,361	159,785
Income/(loss) from operations	(3,643)	42,135	77,983	62,196	47,031
Other income/(expense):
Interest expense	(20,378)	(20,806)	(20,698)	(20,583)	(20,610)
Other income, net	163	(48)	91	95	158
Total other expense	(20,215)	(20,854)	(20,607)	(20,488)	(20,452)
Income/(loss) before income taxes	(23,858)	21,281	57,376	41,708	26,579
Income tax benefit/(expense)	3	(5,276)	(17,169)	(12,393)	(8,011)
Net income/(loss)	$(23,855)	$16,005	$40,207	$29,315	$18,568

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss) (in thousands):
Net income/(loss)	$(23,855)	$16,005	$40,207	$29,315	$18,568
Income tax (benefit)/expense	(3)	5,276	17,169	12,393	8,011
Interest expense	20,378	20,806	20,698	20,583	20,610
Depreciation and amortization	54,794	54,642	54,918	55,105	57,638
Pension expense (3a)	2,291	2,294	2,617	2,020	2,036
OPEB expense/(benefit) (3a)	806	(41,912)	(70,045)	(55,506)	(55,264)
Compensated absences (3b)	5,886	(1,573)	(2,838)	(2,226)	6,287
Severance	230	3,293	73	38	1,459
Other non-cash items, net (3e)	1,687	1,652	1,083	1,401	2,694
All other allowed adjustments, net (3f)	1,142	4,433	7	(40)	(88)
Adjusted EBITDA (3)	$63,356	$64,916	$63,889	$63,083	$61,951
Adjusted EBITDA Margin	31.4%	31.8%	30.8%	30.5%	30.0%

Adjusted EBITDA (3)	$63,356	$64,916	$63,889	$63,083	$61,951
Pension contributions	(3,372)	(4,285)	(7,632)	(3,558)	—
OPEB payments	(1,208)	(1,505)	(1,614)	(1,182)	(1,414)
Capital expenditures	(22,066)	(34,144)	(30,221)	(26,805)	(25,880)
Unlevered Free Cash Flow (4)	$36,710	$24,982	$24,422	$31,538	$34,657

Reconciliation of Adjusted Operating Expenses to Operating Expenses, excluding depreciation and amortization (in thousands):
Operating expenses, excluding depreciation and amortization	$150,756	$107,152	$74,240	$89,256	$102,147
Pension expense	(2,291)	(2,294)	(2,617)	(2,020)	(2,036)
OPEB expense/(benefit)	(806)	41,912	70,045	55,506	55,264
Compensated absences	(5,886)	1,573	2,838	2,226	(6,287)
Severance	(230)	(3,293)	(73)	(38)	(1,459)
Other non-cash items, net	(1,757)	(1,492)	(1,172)	(1,456)	(2,764)
All other allowed adjustments, net (3f)	(1,235)	(4,545)	(9)	—	—
Adjusted Operating Expenses (5)	$138,551	$139,013	$143,252	$143,474	$144,865

	1Q17	4Q16	3Q16	2Q16	1Q16
Strategic Revenue Categorization and Product Revenue Detail (in millions): (6)
Growth (7)
Broadband (7a)	$37.0	$37.0	$36.0	$34.8	$34.0
Ethernet (7b)	24.5	24.7	24.9	24.9	23.6
Hosted and Advanced Services (7c)	5.2	5.3	4.7	4.1	3.8
Subtotal Growth	66.7	67.0	65.6	63.8	61.4
Growth as a % of Total Revenue	33.0%	32.9%	31.7%	30.9%	29.7%

Convertible (8)
Non-Ethernet Special Access (8a)	15.1	15.7	16.0	16.7	18.2
Business Voice (8b)	28.6	29.1	29.5	29.9	30.5
Other convertible (8c)	4.9	5.1	5.0	5.0	5.4
Subtotal Convertible	48.6	49.9	50.5	51.6	54.1
Convertible as a % of Total Revenue	24.1%	24.5%	24.4%	25.0%	26.2%

Legacy (9)
Residential Voice (9a)	48.8	50.9	53.9	53.4	53.9
Switched Access and Other (9b)	15.9	16.1	15.3	16.8	17.7
Subtotal Legacy	64.7	67.0	69.2	70.2	71.6
Legacy as a % of Total Revenue	32.0%	32.9%	33.4%	34.0%	34.6%

Regulatory funding (1)	14.7	12.5	12.7	13.1	13.1
Regulatory funding as a % of Total Revenue	7.3%	6.1%	6.1%	6.3%	6.3%

Miscellaneous (10)	7.2	7.5	9.1	7.9	6.6
Miscellaneous as a % of Total Revenue	3.6%	3.6%	4.4%	3.8%	3.2%

Total Revenue	$201.9	$203.9	$207.1	$206.6	$206.8

Summary Cash Flows (in thousands):
Cash Flows from operating activities:
Net income/(loss)	$(23,855)	$16,005	$40,207	$29,315	$18,568
Deferred income taxes	(78)	5,429	17,057	12,215	7,908
Provision for uncollectible revenue	731	1,281	391	311	(1,406)
Depreciation and amortization	54,794	54,642	54,918	55,105	57,638
OPEB	(401)	(43,418)	(71,659)	(56,687)	(56,678)
Pension	(1,082)	(1,991)	(5,015)	(1,538)	2,036
Other non-cash items	2,919	2,781	2,349	2,658	3,768
Changes in assets and liabilities arising from operations	(4,793)	3,056	(12,050)	5,001	(7,415)
Net cash provided by operating activities	28,235	37,785	26,198	46,380	24,419
Net cash used in investing activities	(21,823)	(34,031)	(32,242)	(26,482)	(25,705)
Net cash used in financing activities	(2,589)	(1,901)	(2,001)	(1,846)	(2,210)
Net change	3,823	1,853	(8,045)	18,052	(3,496)
Cash, beginning of period	34,924	33,071	41,116	23,064	26,560
Cash, end of period	$38,747	$34,924	$33,071	$41,116	$23,064

Select Operating Metrics:
Broadband subscribers (11)	305,353	306,624	309,547	311,440	311,323
% change y-o-y	(1.9)%	(1.4)%	(1.4)%	(1.2)%	(1.7)%
% change q-o-q	(0.4)%	(0.9)%	(0.6)%	—%	0.1%

Ethernet Circuits	15,974	15,691	15,444	15,137	14,813
% change y-o-y	7.8%	8.2%	9.5%	10.7%	13.2%
% change q-o-q	1.8%	1.6%	2.0%	2.2%	2.1%

Residential voice lines	356,144	366,111	377,403	388,983	398,488
% change y-o-y	(10.6)%	(10.7)%	(10.9)%	(11.0)%	(11.7)%
% change q-o-q	(2.7)%	(3.0)%	(3.0)%	(2.4)%	(2.8)%

Employee Headcount	2,471	2,492	2,649	2,663	2,704
% change y-o-y	(8.6)%	(8.3)%	(2.9)%	(9.1)%	(9.7)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net income/(loss) for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense/(benefit),
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, expenses related to permitted transactions, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) Unlevered Free Cash Flow refers to Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement) minus capital expenditures, cash pension contributions and cash payments for OPEB.
(5) For purposes of calculating Adjusted Operating Expenses, the Company adjusts operating expenses, excluding depreciation and amortization, for pension and OPEB expense/(benefit) see (3a), compensated absences see (3b), severance, storm expenses see (3d), other non-cash items, net see (3e), labor negotiation related expense see (3f) and all other allowed adjustments, net see (3f).
(6) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(7) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including our value added reseller of unified communications, data networking and cabling infrastructure solutions, the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(8) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(9) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(10) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(11) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.